Exhibit 99.6

CONSENT OF SIMMONS & COMPANY INTERNATIONAL

We hereby consent to the inclusion of our opinion letter, dated March 18, 2007 as Annex B to, and to the reference thereto under the captions “SUMMARY—Opinions of Financial Advisers—Opinion of Hercules’ Financial Adviser”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of the Hercules Board of Directors and Its Reasons for the Merger—Terms of the Merger Agreement and Merger Consideration” and “THE MERGER—Opinion of Hercules’ Financial Adviser” in the Joint Proxy Statement relating to the proposed merger involving TODCO and Hercules Offshore, Inc. which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Hercules Offshore, Inc. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Simmons & Company International

By:	/S/ PAUL R. STEIER
Paul R. Steier Vice President

April 23, 2007